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                                                                     Exhibit 5.1








May 14, 2002

Hearst-Argyle Television, Inc.
888 Seventh Avenue
New York, New York 10106

Re: Selling Security Holder Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel to Hearst-Argyle Television, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of the Company's Registration Statement on Form S-3 (as may be amended from time to time, the "Registration Statement") covering resales from time to time by the selling security holders named in the Registration Statement of up to 11,005,058 shares of Series A common stock, par value $.01 per share (the "Series A Common Stock"). The shares of Series A Common Stock covered by the Registration Statement consist of (i) shares of Series A Common Stock (the "Merger Shares") that were issued by the Company to certain of the selling security holders in connection with a merger transaction pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of May 25, 1998, by and among Pulitzer Publishing Company, Pulitzer Inc. and the Company and (ii) shares of Series A Common Stock (the "Conversion Shares") that are issuable by the Company to certain of the selling security holders upon conversion of the 7.5% Convertible Preferred Securities (liquidation preference $50 per Convertible Preferred Security) of Hearst-Argyle Capital Trust (the "Convertible Preferred Securities").

In rendering the opinions expressed below, we have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion. As to questions of fact material to the opinions expressed herein, we have relied on certificates of officers of the Company and have not independently verified the accuracy of the information contained therein. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals, the conformity with originals of all documents submitted to us as copies and the absence of any amendments or modifications to those items reviewed by us.

Based on such examination and on the assumptions set forth below, we are of the opinion that:

1. The Merger Shares have been duly authorized and validly issued by the Company, and are fully paid and non-assessable by the Company.

2. The Conversion Shares have been duly authorized and, when and to the extent issued and delivered pursuant to the conversion of validly issued and fully paid and non-assessable Convertible Preferred Securities in accordance with the established terms of such Convertible Preferred Securities, and assuming that the Company at such time has a sufficient number of authorized but unissued shares of Series A Common Stock remaining under its certificate of incorporation, will be validly issued, fully paid and non-assessable by the Company.

In rendering the foregoing opinions, our examination of matters of law has been limited to the laws of the State of New York, the General Corporation Law of the State of Delaware, and the federal laws of the United States of America, as in effect on the date hereof.

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We hereby consent to the filing of this opinion as Exhibit 5.1 to the
Registration Statement and to the reference to us in the Prospectus under the caption "Legal Matters." In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the Commission thereunder.

Very truly yours,


/s/ Clifford Chance Rogers & Wells LLP




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